Exhibit 10.19

2210 WOODLAND DRIVE
MANITOWOC, WI 54220

William T. Hull
c/o Orion Energy Systems, Inc.
2210 Woodland Drive
Manitowoc, WI 54220

Dear Bill:

As a follow-up to our previous conversation, we have mutually agreed to modify the severance benefits that may become payable to you pursuant to your existing executive employment and severance agreement, dated October 5, 2015 (“Employment Agreement”) by amending the employment agreement to insert the following provision after the first sentence of Section 5(c):
“Executive shall also be entitled to receive the employer-portion of the premiums from Orion for COBRA continuation coverage for the length of such coverage at the same rate as is being charged to active employees for similar coverage.”
Please acknowledge your understanding and acceptance of this letter amending your Employment Agreement by signing and returning this letter. Except as otherwise specified in this letter, your existing Employment Agreement is not affected by this letter and by signing this letter you agree that your Employment Agreement, as modified hereby, will continue in full force and effect and that all terms and conditions of your Employment Agreement have been fully complied with and that you do not have any outstanding claims thereunder.

Best regards,

ORION ENERGY SYSTEMS, INC.                Accepted and Agreed:

By:     _/s/ Michael W. Altschaefl                 /s/ William T. Hull___________
Michael W. Altschaefl                    William T. Hull
Chief Executive Officer

Effective Date: June 13 , 2017